Exhibit 3.1
DUPONT FABROS TECHNOLOGY, INC.
ARTICLES OF AMENDMENT

DuPont Fabros Technology, Inc., a Maryland corporation (the “Corporation”) under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Section 6.5 of Article VI of the Articles of Amendment and Restatement of Incorporation of the Corporation filed on October 22, 2007 (the “Charter”) is hereby amended by deleting such Section 6.5 and replacing it in its entirety with the following:

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“Section 6.5 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Bylaws of the Corporation may be altered, amended or repealed, and new Bylaws adopted, by the vote of a majority of the entire Board of Directors or by the affirmative vote of a majority of all the votes entitled to be cast on the matter.”

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SECOND: The amendment to the Charter as set forth above has been duly approved and advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption were not changed by the foregoing amendment.

FIFTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, DuPont Fabros Technology, Inc. has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this 15th day of June, 2017.

DUPONT FABROS TECHNOLOGY, INC.

By:     /s/ Christopher P. Eldredge
Christopher P. Eldredge
President and Chief Executive Officer

Attest:     /s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
General Counsel and Secretary

Return Address:

DuPont Fabros Technology, Inc.
401 9th Street, NW
Suite 600
Washington, DC 20004